Exhibit 99.1

Majesco Entertainment Company Reports Third Quarter Financial Results

Majesco loss declines.  Company has stronger balance sheet as it works to streamline its business.

SOUTH PLAINFIELD, NJ -- (Marketwired) -- 09/15/15 -- Majesco Entertainment (NASDAQ: COOL)
Majesco Entertainment Company (NASDAQ: COOL), an innovative provider of downloadable games for the mass market, reported financial results for third quarter ending July 31, 2015.

David Rector, CEO stated “Majesco continues to streamline its business and this past quarter has exhibited our commitment to work towards profitability.  Our operating loss fell dramatically from $2.3 million in the year ago quarter ended July 31, 2014 to $700,000 in this past third quarter, which ended July 31, 2015.  At the same time we ended the quarter with a stronger balance sheet, our cash and cash equivalents balance was $8.6 million.  As we continue to reduce expenses we also continue to focus on the downloadable game market and believe the titles we are working on will be well received.”

Operating loss for the three months ended July 31, 2015 was approximately $0.7 million, compared to an operating loss of $2.3 million in the comparable period in 2014, primarily reflecting expense reductions in development and marketing activities.

Net revenues for the three months ended July 31, 2015 decreased approximately 63% to $1.1 million from $2.9 million in the comparable quarter last year. The decrease was due to lower sales to retailers and distributors generally. In the prior-year, we released Zumba World Party during our first quarter. We did not release significant new titles in the current-year and sales consisted primarily of reorders of older titles and the liquidation of remaining inventory. Since July 31, 2014, we have substantially reduced development and distribution activities for packaged software generally and released fewer titles in the current period. In July 2015, we transferred certain remaining activities, assets and obligations of our retail distribution business to Zift, a company currently owned by our former chief executive officer. These decreases were partially offset by the adjustment of prior-period provisions for price protection allowances based on sell-through of our products. Under the agreements related to the transfer, we will receive a royalty on net revenues from Zift. Revenues from games distributed digitally amounted to approximately $0.4 compared to $0.6 the same period last year, which includes a decline in mobile sales of Zumba.

As of July 31, 2015, our cash and cash equivalents balance was $8.6 million and our working capital was approximately $6.8 million, compared to cash and equivalents of $7.2 million and working capital of $5.4 million at October 31, 2014. The increase in cash primarily reflects the sale of inventory and collection of accounts receivable in the nine months ended July 31, 2015. In addition, we received approximately $1.8 million of net proceeds from our December 2014 and May 2015 private placements of units and received cash proceeds from the sale of certain games in development and our interest in GMS.

Further information regarding Majesco Entertainment company and its financial results can be found at www.sec.gov.

About Majesco Entertainment Company
Majesco Entertainment Company is an innovative developer, marketer, publisher and distributor of interactive entertainment for consumers around the world. Building on more than 25 years of operating history, the company develops and publishes a wide range of video games on console, handheld and mobile platforms, as well as digital networks through its Midnight City label. Majesco is headquartered in Plainfield, NJ and the company's shares are traded on the Nasdaq Stock Market under the symbol: COOL. More info can be found online at majescoent.com or on Twitter at twitter.com/majesco.

Safe Harbor
Some statements set forth in this release contain forward-looking statements that are subject to change. Examples of forward-looking statements include statements relating to industry prospects, our future economic performance including anticipated revenues and expenditures, results of operations or financial position, and other financial items, our business plans and objectives, including our intended product releases, and may include certain assumptions that underlie forward-looking statements. Statements including words such as "anticipate," "believe," "estimate" or "expect" and statements in the future tense are forward-looking statements. These statements are subject to business and economic risk and reflect management's current expectations, and involve subjects that are inherently uncertain and difficult to predict. The risks and uncertainties which could cause our results to differ materially from our expectations and plans are included in our risk factors described in our filings with the SEC, including our Annual Report on Form 10-K. The Company does not undertake, and specifically disclaims any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.